UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2006
SIOUXLAND ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Nebraska (State or other jurisdiction of incorporation or organization)	333-123473 (Commission File Number)	22-3902184 (I.R.S. Employer Identification No.)
110 East Elk St.
Jackson, Nebraska 68743
(Address of principal executive offices)
(402) 632-2676
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Landfill Gas Purchase and Sale Agreement
     On July 28, 2006, we entered into a Landfill Gas Purchase and Sale Agreement (the “Agreement”) with L.P. Gill, Inc. (“L.P.”), an unrelated party, for the purchase of landfill gas and reimbursement of equipment and systems for combustion of such gas to power the ethanol plant we are constructing. Pursuant to the Agreement, L.P. is required to design, construct, operate, maintain and repair all equipment used to extract, capture, handle, store and/or transport the landfill gas from the Landfill to the northern edge of our site. We are required to design, install, and maintain specific equipment and systems required for the combustion of landfill gas in our plant. As part of the Agreement, L.P. will reimburse us for all expenses we may incur for the design and installation of equipment necessary for the combustion of the landfill gas at the ethanol plant. Such reimbursement is limited to $400,000, which must be paid by L.P. prior to the end of the fifth year after the commencement date. In addition, we are required to purchase from L.P. all of the landfill gas extracted from L.P.’s landfill. We are required to pay L.P. for each MMBtu provided to the plant at a price set forth in the contract. The Agreement is for a term of fifteen years from the commencement date. The Agreement is subject to termination by either party after a period of thirty days following the occurrence of certain events as set forth in the contract.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIOUXLAND ETHANOL, LLC
August 3, 2006	/s/ Tom Lynch
Date	Tom Lynch, President

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